                                                                    EXHIBIT 99.4


                              STOCKHOLDER AGREEMENT

               This STOCKHOLDER AGREEMENT, dated as of November 11, 2003 (the "Agreement"), between Country Life Insurance Company, an Illinois corporation ("Purchaser") and PSCO Partners Limited Partnership, a stockholder of Cotton States Life Insurance Company ("Stockholder").

                                    RECITALS:

               WHEREAS, prior to the execution and delivery of this Agreement, certain companies of COUNTRY Insurance & Financial Services ("COUNTRY"), including Purchaser, on the one hand, and Cotton States Mutual Insurance Company, Shield Insurance Company, Cotton States Life Insurance Company (the "Company") and their affiliates (collectively, "Cotton States"), on the other, have entered into a letter of intent agreement dated October 29, 2003 (as such agreement may hereafter be amended, restated or renewed from time to time, the "Letter Agreement"), which provides, among other things, for an exclusivity period with respect to the Transaction (as defined therein) providing for the acquisition of Cotton States by COUNTRY (the "Acquisition"); and

               WHEREAS, as a further inducement to COUNTRY and Purchaser devoting personnel and other resources to the Transaction, expending amounts for legal, investment banking, accounting and other services, suffering the resulting disruption of business and incurring costs and expenses related to due diligence, negotiation and preparation of definitive transactional agreements and necessary regulatory filings, COUNTRY and Purchaser have requested that Stockholder agrees to enter into this Agreement, and, being desirous of COUNTRY and Purchasers continuing to devote personnel and other resources to the Transactions, expend amounts for legal, investment banking, accounting and other services, suffer the resulting disruption of business and incur costs and expenses related to due diligence, negotiation and preparation of definitive transactional agreements and necessary regulatory filings, to induce COUNTRY and Purchasers to continue such devotion, expenditures, suffering and incurrences, has agreed to enter into this agreement.

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein the parties hereto agree as follows:

               1. Definitions. For purposes of this Agreement:

                     (a) "Acquisition Proposal" shall mean any proposal or
              offer, made by any person or group other than COUNTRY or Purchaser (in each case, whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to (i) any direct or indirect acquisition or purchase which is structured to permit such person or group to acquire beneficial ownership of at least 10% of the assets of the Company or any of its subsidiaries or of over 10% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any person, other than COUNTRY, Purchaser, their affiliates or any group of which any of them is a member beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, or (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries.

                     (b) "beneficially owned" or "beneficial ownership" with
              respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                     (c) "Shares" shall mean the shares in the Company set forth on Schedule I hereto with respect to which Stockholder is the beneficial owner.

                     (d) Terms used and not defined herein, but defined in the
              Letter Agreement, shall have the respective meanings ascribed to them in the Letter Agreement.

               2. Option.

                     (a) Stockholder hereby grants to Purchaser an irrevocable
              option (the "Option") to purchase all of the Shares or a portion thereof beneficially owned by Stockholder at a price per Share equal to $20.25. The Option may be exercised in whole or part at any time after the occurrence of any Acquisition Proposal or after the occurrence of any event entitling COUNTRY or Purchaser to the break-up fee described in the Letter Agreement. In the event the Option is not fully exercised, the Option shall remain in effect through the Option Term (as defined below) with respect to those Shares covered by the Option for which the Option has not been previously exercised.

                     (b) The Option shall remain exercisable for the term
              beginning on the date hereof until the earliest of (i) the date that is 365 days after the expiration of the Exclusivity Period,
              (ii) the date that is thirty (30) days after the later of the date that all approvals to the Transaction required under applicable insurance regulatory laws have been obtained or a final non-appealable determination or order has been made that such approvals will not be granted; all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") required for the purchase of the Shares upon such exercise shall have expired or been terminated or a final non-appealable determination or order has been made that such approval will not be granted; and all other conditions to Closing have been satisfied, and (iii) a final non-appealable order of a federal or state court in effect preventing the exercise of the Option or consummation of the Transaction or any law or order enacted, promulgated or issued or deemed applicable to the Option or the Transaction by any governmental entity that would make exercise of the Option or consummation of the Transaction illegal (the "Option Term"). In the event that Purchaser wishes to exercise all or part of the Option, Purchaser shall send a written notice to Stockholder identifying the place and date (not less than two (2) nor more than ten (10) business days from the date of the notice) for the closing of such purchase (an "Option Closing"). At each Option Closing Purchaser shall deliver in immediately available funds the aggregate exercise price due for the Shares to be purchased at such Option Closing, against delivery of such Shares.

                     (c) If transfer of the Shares upon exercise of the Option

                            (i) requires approval of a governmental agency under
                     insurance regulatory laws and such approval has not been obtained, and

                            (ii) either (a) a third party has commenced a tender
                     offer or exchange offer that, if consummated, would result in any third-party beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries and fewer than five (5) business days remain before expiration of the tender offer period or (b) the stockholders of the Company have approved a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, then Purchaser may elect (in its sole discretion) to have Stockholder tender the Shares (or a portion thereof) and receive the consideration therefore, or, in the event of a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, take the actions necessary to receive the consideration to which the holder of the Shares is entitled and have Stockholder hold the proceeds in trust to be delivered to Purchaser upon payment of the applicable aggregate Option exercise price; provided, however, Purchaser in making such election may require (and Stockholder shall take all reasonable steps to ensure) that payment with respect to the Shares (the "Applicable Share Payment") is made to Purchaser and in such event Purchaser shall pay by wire transfer in immediately available funds to Stockholder the applicable aggregate exercise price within three (3) business days after Purchaser's receipt of the Applicable Share Payment.

               3. Additional Agreements.

                     (a) During the Option Term, Stockholder shall, at any
              meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, vote (or cause to be voted) all Shares then held of record or beneficially owned by Stockholder, (i) in favor of the Transaction, the execution and delivery by the Company of the agreements related to the Transaction and the approval of the terms thereof and each of the other actions contemplated by such agreements and this Agreement and any actions required in furtherance thereof and hereof, and (ii) against any proposal relating to an Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Letter Agreement or the definitive agreements with respect to the Transaction.

              Stockholder shall continue to have the right to vote in its sole discretion at an annual meeting on all matters not involving or related to the Transaction or an Acquisition Proposal; but Stockholder shall refrain from voting its Shares on any matters involving or related to the Transaction or an Acquisition Proposal.

                     (b) Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, Stockholder shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares beneficially owned by Stockholder or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

                     (c) Subject to any regulatory approval, if any, required to be obtained from a governmental agency under insurance regulatory laws, Stockholder hereby irrevocably grants to, and appoints, Purchaser and any designee of Purchaser, and each of them individually, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Shares beneficially owned by Stockholder, or grant a consent or approval in respect of such Shares, in the manner specified in Section 3(a). Stockholder represents that any proxies previously given in respect of Shares beneficially owned by Stockholder are not irrevocable and that any such proxies are hereby revoked. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(c) is given in connection with the execution of the Letter Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 14-2-722 of the Georgia Business Corporation Code and to be valid during the Option Term.

                     (d) Stockholder hereby agrees that during the Option Term,
              Stockholder, shall not directly or indirectly:

                            (i) solicit, encourage, or initiate inquiries, offers or proposals from, or participate in any discussions or negotiations with, any person or entity concerning any Acquisition (as defined in the Letter Agreement); or

                            (ii) except as required by law, disclose any information not customarily disclosed to any person or entity concerning the business and properties of any of the companies in Cotton States or any of their affiliates, or afford to any person or entity access to the properties, books or records of any of the companies in Cotton States or any of their affiliates or otherwise assist or encourage any person or entity in connection with the foregoing.

                     (e) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material prior to any filings made by such party with any governmental entity in connection with this Agreement and the transactions contemplated hereby.

                     (f) Stockholder hereby waives any rights of appraisal or
              rights to dissent from any merger effected as part of the Transaction that it may have.

              4. Representations and Warranties of Stockholder. Except as set forth under Schedule I hereto Stockholder hereby represents and warrants to Purchaser as follows:

                     (a) Stockholder is the record and beneficial owner of the
              Shares set forth on Schedule I. Such Shares constitute all of the Shares owned of record or beneficially owned by Stockholder on the date hereof. Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                     (b) Stockholder has the power and authority to enter into
              and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

                     (c) Except for filings and consents under the HSR Act, the
              Exchange Act and applicable state insurance company laws (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of Stockholder to perform Stockholder's obligations hereunder, shall
              (A) conflict with or result in any breach of any organizational documents applicable to Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust, to which Stockholder is a party or by which it or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of its properties or assets.

                     (d) Except as permitted by this Agreement, the Shares
              beneficially owned by Stockholder and the certificates representing such Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such liens or proxies arising hereunder. Subject to regulatory approval, if any, that is required to be obtained from a governmental agency under insurance regulatory laws, the transfer by Stockholder of the Shares to Purchaser hereunder shall pass to and unconditionally vest in Purchaser good and valid title to all Shares, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

                     (e) No broker, investment banker, financial advisor or
              other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated under this Agreement based upon arrangements made by or on behalf of Stockholder, except for the Retainer Agreement between Philo Smith Capital Corporation and COUNTRY Mutual Insurance Company, dated April 29, 2003.

              5. Stop Transfer. Stockholder shall request that the Company not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by Stockholder, unless such transfer is made in compliance with this Agreement.

              6. Termination. This Agreement shall terminate with respect to Stockholder upon the expiration of the Option Term.

              7. No Limitation. Nothing in this Agreement shall be construed to prohibit Stockholder, or any officer or affiliate of Stockholder who is or has designated a member of the Board of Directors of the Company, from taking any action solely in his or her capacity as a member of the Board of Directors of the Company or from exercising his or her fiduciary duties as a member of such Board of Directors to the extent specifically permitted, or not prohibited by an agreement to which COUNTRY or any of its affiliates is a party, or from exercising any fiduciary duty it has as a General Partner in a Limited Partnership to the Partnership and its Limited Partners. Stockholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, Stockholder's Shares.

       8. Miscellaneous.

              (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

              (b) This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Stockholder (in the case of any assignment by Purchaser) or Purchaser (in the case of an assignment by a Stockholder), provided that Purchaser may assign its rights and obligations hereunder to any direct or indirect affiliate of Purchaser, but no such assignment shall relieve COUNTRY and Purchaser of their obligations hereunder.

              (c) Without limiting any other rights Purchaser may have hereunder in respect of any transfer of the Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares beneficially owned by Stockholder and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder's heirs, guardians, administrators or successors.

              (d) This Agreement may not be amended, changed, supplemented or otherwise modified with respect to Stockholder except by an instrument in writing signed on behalf of Stockholder and Purchaser.

              (e) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

              If to a Stockholder:

              To the address set out on Schedule I hereto.

              If to COUNTRY or Purchaser:

              Country Life Insurance Company
              1701 N. Towanda Ave.
              Bloomington, Illinois 60701
              Fax: (309) 557-2113
              Attn:  President

              Copy to:

              Office of General Counsel
              ILLINOIS AGRICULTURAL ASSOCIATION
              1701 N. Towanda Ave.
              Bloomington, Illinois 60701
              Fax: (309) 557-2612
              Attn:  General Counsel

       or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

              (f) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

              (g) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

              (h) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

              (i) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

              (j) This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without giving effect to the principles of conflicts of law thereof.

              (k) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Georgia state court or any Federal court located in such State, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Georgia state court or any Federal court located in such State in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement,
       (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
       (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, COUNTRY and Purchaser acknowledge and agree that such consent to jurisdiction is solely for the purpose referred to in this paragraph (k) and shall not be deemed to be a general submission to the jurisdiction of said courts in the State of Georgia other than for such purposes.

              (l) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

              (m) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

              (n) Except as otherwise provide herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.



                 [this portion of page intentionally left blank]

               IN WITNESS WHEREOF, Purchaser, COUNTRY and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                         PURCHASER


                                         COUNTRY Life Insurance Company


                                         By: /s/ John D. Blackburn
                                             -----------------------------------
                                         Name:  John D. Blackburn
                                         Title: CEO


                                         COUNTRY


                                         On behalf of certain companies of
                                         COUNTRY Insurance & Financial Services


                                         By: /s/ John D. Blackburn
                                             -----------------------------------
                                         Name:  John D. Blackburn
                                         Title: CEO


                                         STOCKHOLDER


                                         PSCO Partners Limited Partnership


                                         By:  /s/ Philo Smith
                                              ----------------------------------
                                         Name:  PHILO SMITH
                                         Title: General Partner

                                                                    EXHIBIT 99.4

                                   Schedule I


                                     SHARES



        Number of Shares Owned           55,000
                                         ---------------------------------------


        Name in Which Shares Held        PSCO Fund Limited
                                         ---------------------------------------


        Address:                         c/o Philo Smith Capital Corporation
                                         ---------------------------------------

                                         695 East Main Street
                                         ---------------------------------------

                                         Stamford, CT   06901
                                         ---------------------------------------